UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2011

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

380 Lexington Ave, 17th Floor
New York, New York 10138
(Address of principal executive offices, including ZIP code)

(917) 310-0077
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01	Completion of Acquisition or Disposition of Assets

(A) The Company has completed the acquisition of approximately 15,000 acres (or 6,000 hectares) of mineral properties in Peru.  This represents the company's  initial acquisition of a planned 50,000 acres (20,500 hectares) for 2011.    The Company believes the amount of gold reserves in the 15,000 acres  is approximately 30,000 ounces of gold (or $42,000,000). The Company expects to begin production on the acquired properties within the 2nd quarter of 2011.  The Company intends to mine the properties using pods.  Each pod will consist of 3 placer mining machines and have a capacity of approximately 9 ounces per day or 180 ounces per month (or $252,00 per month).  Each machine is expected to operate 20 days per month.  The Company expects to have 1 pod fully operating within the next 6 months and its initial machine operating in the 2nd Quarter of 2011.  The Company also expects to have 4  fully operating pods in within the next 12 months was a capacity of 750 ounces per month (or $1,050,000 per month)

(B)  The Company has entered into an agreement to purchase 25% of a Grupo Minero Inca S.A., a Peruvian Company (“GMI”). The Company acquired GMI to provide us a local Peruvian entity to assist the Company with its mining properties in Peru and to represent the Company in front of the governmental agencies that oversee mining in Peru.  The Company has also entered into an agreement with GMI to provide the gold extraction services and the overall management for the Companies properties.  GMI will be responsible for the day to day operations of the mining sites while Graystone will be responsible for the acquisition of the mining properties, the equipment necessary to extract the ore and building of a camp for the workers.  GMI will also provide exploration services and locate additional mining properties for Graystone.  Pursuant to the Agreement, Graystone will retain 45% of the gross revenue from the gold extracted from its properties.  Additionally, GMI has agreed that it will not claim any mining proprieties in its own name. The agreement with GMI allows the Company to reduce its overall cost associated with managing its portfolio of mining properties and its mining operations by leveraging GMI’s staff and thereby reducing the need to increase Graystone’s staffing overhead.

Item 8.01	Other Events

The Company has entered into an agreement with Grupo Minero Inca (“GMI”) to provide the gold extraction services and the overall management for the Companies properties.  GMI will be responsible for the day to day operations of the mining sites while Graystone will be responsible for the acquisition of the mining properties, the equipment necessary to extract the ore and building of a camp for the workers.  GMI will also provide exploration services and locate additional mining properties for Graystone.  Pursuant to the Agreement, Graystone will retain 45% of the gross revenue from the gold extracted from its properties.  Additionally, GMI has agreed that it will not claim any mining proprieties in its own name. Paul Howarth owns 37.5% of GMI and J.W. Mazey owns 37.5% of GMI as well.

FORWARD LOOKING STATEMENTS

This following above specifies certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as  may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized .

The Graystone Company, Inc.

Dated: April 15, 2011	By:	/s/ J.W Mézey
Name: J.W. Mézey
Title: President/COO